UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2009 (November 18, 2009)

ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On November 18, 2009, the board of directors (the “Board”) of Ultimate Escapes, Inc., a Delaware corporation (the “Company”), adopted a compensation plan for independent directors of the Board (the “Plan”), following the recommendation to do so by the compensation committee of the Board.  According to the Plan, the independent directors of the Board will be paid $40,000 annually, payable in quarterly installments.  Each independent director serving as the chair of the audit committee, the compensation committee or the nominating committee will be paid an additional $10,000 (in the case of the audit committee) or $5,000 (in the case of the compensation and nominating committees) per year.  The Company will reimburse the independent directors for reasonable travel and other expenses in connection with attending meetings of the Board.  Additionally, each independent director can use the Company’s  properties for a total of 14 days each calendar year, subject to certain restrictions.

The Board also approved the grant of the following options to the independent directors in accordance with the Plan, and subject to the terms of the Company’s 2009 Stock Option Plan:  (i) $50,000 worth of options to purchase the Corporation’s common stock (“Common Stock”) at an exercise price per share equal to the closing price of Common Stock on November 18, 2009, vesting 25% per quarter starting March 31, 2010, with the number of shares to be based on a Black-Sholes valuation of the options, to be determined by the Chief Financial Officer of the Company, and (ii) $20,000 worth of options to purchase Common Stock at an exercise price of $0.0001 per share, vesting 25% per quarter starting March 31, 2010, with the number of shares to be determined by dividing $20,000 by the closing price of the Common Stock on November 18, 2009.

Pursuant to the Plan, effective as of December 1, 2009, Tom McMillen will be appointed as non-executive Vice Chairman of the Board. For such service, Mr. McMillen will be paid $60,000 in cash per annum, payable in arrears in equal installments on the Company’s payroll schedule, and will receive $60,000 worth of options to purchase common stock with an exercise price of $0.0001 per share, issuable in equal quarterly installments in arrears (with the first grant to occur on February 28, 2010).   The stock issued upon exercise of the options will have “piggyback” registration rights.

The description of the Plan and the terms thereof are qualified in their entirety to the full text of such Plan, which is filed as an exhibit hereto.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)                                  Effective November 19, 2009, the Company dismissed McGladrey & Pullen, LLP (“M&P”) as the Company’s independent auditor.  The audit committee of the Board approved the dismissal of M&P.  The Company notified M&P of the dismissal on November 20, 2009.

M&P stated in its report on the Company’s financial statements for the year ended December 31, 2008 that the Company faced a mandatory liquidation in October 2009 if a business combination were not consummated by that date, which raised substantial doubt about its ability to continue as a going concern.  Otherwise, the reports of M&P on the Company’s financial statements for each of the two fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding M&P’s dismissal, there were no disagreements with M&P on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of M&P, would have caused M&P to make reference to the matter in its reports.

There were no “reportable events” as defined in Regulation S-K Item 304(a)(1)(v) during each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding M&P’s dismissal.

The Company has provided M&P with a copy of this current report on Form 8-K and has requested M&P to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements.  M&P’s response letter, dated November 24, 2009, is filed as Exhibit 16.1 to this current report on Form 8-K.

(b)                                 Effective November 19, 2009, the Company has engaged Kingery & Crouse P.A. (K&C) as the Company’s independent auditor for the fiscal year ending December 31, 2009.  During each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding K&C’s engagement, the Company has not, and no one on the Company’s behalf has, consulted with K&C regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or with respect to any “reportable events” as defined in Regulation S-K Item 304(a)(1)(v).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Compensation Plan for Independent Directors of the Board of Directors of Ultimate Escapes, Inc.

16.1	Letter from McGladrey & Pullen, LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: November 24, 2009

EXHIBIT INDEX

10.1	Compensation Plan for Independent Directors of the Board of Directors of Ultimate Escapes, Inc.

16.1	Letter from McGladrey & Pullen, LLP